Exhibit 23.2

CONSENT OF MAYER HOFFMAN MCCANN P.C.,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statements (Nos. 333-202403, 333-207249, 333-208741, and 333-208743) on Form S-3 and the related prospectuses, and the Registration Statements (Nos. 333-195068, 333-196815, 333-207252, and 333-215225) on Form S-8 and the related prospectuses of our report dated March 14, 2016 relating to the financial statements of Ignyta, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 14, 2017